CONSULTING AGREEMENT

This agreement dated March 15, 2012, is made By and Between Life Care Medical Devices Limited, whose address is Unit 2508A, Bank of America Tower, Central, Hong Kong, (“Company”), AND Glennart Consulting Group LLC, whose address is 600 West 111th Street, Suite 3G, New York, NY 10025, United States of America, (“Consultant”).

1.           Consultation Services.

The Company, a limited corporation registered in Hong Kong engaged in the manufacture of medical device equipment hereby employs the Consultant, a Limited Liability Company registered in the State of New York with expertise in the medical device industry, to perform the following services in accordance with the terms and conditions set forth in this agreement:

a.	Provide Sales and Marketing support in pre-defined international markets,

b.	Direction of regulatory activities

c.	Preparation for US market entry

The Consultant will consult with the officers and employees of the Company concerning matters relating to the management and organization of the company, their financial policies, the terms and conditions of employment, and generally any matter arising out of the business affairs of the company.

2.           Terms of Agreement.

This Agreement will begin March 15, 2012 and will end on March 14, 2014. Either party may cancel this agreement on thirty (30) days notice to the other party in writing, by certified mail or personal delivery.

3.           Time Devoted by Consultant.

It is anticipated the consultant will spend approximately 100 man hours per week in fulfilling its obligations under this contract. The particular amount of time may vary from day to day or week to week.

4.           Place Where Services Will Be Rendered.

The consultant will perform most services in accordance with this contract at a location of consultant’s discretion. In addition the consultant will perform services on the telephone and at such other places as necessary to perform these services in accordance with this agreement.

5.           Payment to Consultant.

The Consultant will be paid a monthly fee of US$50,000.00 (fifty thousand US dollars) for work performed in accordance with this agreement. The actual monthly fee may occasionally vary by mutual consent. Payment shall be made no later than the 20th day of each month via electronic wire transfer to the bank account designated by the Consultant. Travel & Entertainment and Out-of-pocket expenses will be invoiced separately. Consultant shall not be paid vacation, holiday or sick time during the term of Agreement.

6.           Independent Contractor.

Both the Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the consultant’s activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

Notwithstanding the above, both the Company and the Consultant agree that the Consultant, in the normal discharge of its activities on behalf of the Company, may need from time to time represent itself as the Company or “doing business as” the Company.

7.           Confidential Information.

The Consultant agrees that any information received by the Consultant during any furtherance of the consultant’s obligations in accordance with this contract, which concerns the personal, financial or other affairs of the company will be treated by the consultant in full confidence and will not be revealed to any other persons, firms or organizations.

8.           Employment of Others.

The Company may from time to time request that the Consultant arrange for the services of others. All costs to the consultant for those services will be paid by the company but in no event shall the Consultant employ others without the prior authorization of the company.

9.           Force Majeure

The Consultant shall not be liable for delay due to causes beyond its reasonable control, such as acts of God, acts of civil and military authority, fires, strikes, floods, epidemics, quarantine restrictions, war, riots, and inability due to causes beyond their control to obtain necessary labor, materials, or computing facilities. In the event of any delay, the scheduled date of completion of performance shall be deferred for a period equal to the time lost by reason of the delay.

10.           Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong SAR without regard to is conflicts of laws rules.

In Witness Whereof, the parties have executed this Agreement effective as of the date first written above:

LIFE CARE MEDICAL DEVICES LTD.	GLENNART CONSULTING GROUP LLC

By:	/s/	By:	/s/

Title:	Chairman & Executive Director	Title:	Managing Partner

Signature:	Glenn Foley	Signature:	Arthur Malvett

Date:	March 15, 2012	Date:	March 15, 2012